EXHIBIT 4.1

INTERACTIVE DATA SERVICES, INC.
14 Wall Street
New York, New York 10005

                                                                FEBRUARY 2, 1998

MERRILL LYNCH PIERCE FENNER & SMITH INCORPORATED
DEFINED ASSET FUNDS
P.O. BOX 9051
PRINCETON, NJ 08543-9051

THE BANK OF NEW YORK
UNIT INVESTMENT TRUST DIVISION
P.O. BOX 974 - WALL STREET STATION
NEW YORK, NY 10268-0974

RE: GOVERNMENT SECURITIES INCOME FUND, U.S. TREASURY ZERO COUPON BOND SERIES 8,
    DEFINED ASSET FUNDS

Gentlemen:

     We have examined the Registration Statement File No. 333-36109 for the above captioned trust. We hereby acknowledge that Interactive Data Services, Inc., is currently acting as the evaluator for the trust. We hereby consent to the use in the Registration Statement of the reference to Interactive Data Services, Inc. as evaluator.

     You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

                                          Sincerely,